EXHIBIT (K)

                        Legal Opinion of Robert G. Lange

                                            [Ameritas Life Insurance Corp. Logo]


June 30, 2010

Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501


With reference to the Post-Effective Amendment No. 1 to Registration Statement 333-142495 on Form N-6, filed by Ameritas Life Insurance Corp. and Ameritas Variable Separate Account VL with the Securities and Exchange Commission, covering Allocator 2000 VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

2. Ameritas Variable Separate Account VL is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

3. The flexible premium variable universal life policies, when issued as contemplated by said Amendment to the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Amendment to the Registration Statement on Form N-6.


Sincerely,

/s/ Robert G. Lange
--------------------
Robert G. Lange
Vice President, General Counsel & Assistant Secretary